Exhibit 23.3
[Logo or Letterhead of Morten Beyer & Agnew, Inc.]
March 30, 2011
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354-1989

Re:	Delta Air Lines, Inc. (the “Company”) Ten Boeing 737-832, Twelve Boeing 757-232 and Four Boeing 767-332ER Aircraft Appraisals
Ladies and Gentlemen:
     We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary — Summary of Terms of Class A Certificates,” (b) “Prospectus Supplement Summary — Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary — Loan to Aircraft Value Ratios,” (d) “Prospectus Supplement Summary — The Offering”, (e) “Risk Factors — Risk Factors Relating to the Class A Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals — The Appraisals” and (g) “Description of the Equipment Notes — Loan to Value Ratios of Series A Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals — The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement expected to be dated on or about March 30, 2011, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated June 28, 2010, included in Registration Statement No. 333-167811 and relating to the offering of Delta Air Lines, Inc. Pass Through Certificates, Series 2011-1A.

Sincerely,

MORTEN BEYER & AGNEW, INC.

By:	/s/ Robert F. Agnew

Name: Robert F. Agnew Title: President & CEO